EXHIBIT 5.2








                                             February 18, 1997



Dean Witter, Discover & Co.
Two World Trade Center
New York, New York  10048

Ladies and Gentlemen:

     We have acted as special counsel to Dean Witter, Discover & Co., a Delaware corporation (the "Company"), in connection with the proposed issuance by the Company of an aggregate of 5,907,430 shares of Common Stock, par value $.01 per share (the "Shares"), and 2,953,715 Rights to Purchase Series A Junior Participating Preferred Stock ("Rights") pursuant to the Dean Witter, Discover & Co. Tax Deferred Equity Participation Plan (the "Plan").

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-8 (File No. 33-82240) filed with the Securities and Exchange Commission (the "Commission") under the Securities Act (together with all exhibits thereto, the "Registration Statement") on August 1, 1994, (ii) Post-Effective Amendment No. 1 to the Registration Statement filed with the Commission on December 21, 1994, (iii) Post-Effective Amendment No. 2 to the Registration Statement to be filed with the Commission under the Securities Act on February 18, 1997, (iv) the Amended and Restated Certificate of Incorporation of the Company as currently in effect, (v) the By-laws of the Company as currently in effect, (vi) specimens of the certificates to be used to represent the Shares and (vii) resolutions of the Board of Directors of the Company relating to the authorization of the issuance of the Shares and the Rights, the adoption of the Plan and the filing of the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

     Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that:

     1. The Shares have been duly authorized and, when issued and delivered in accordance with the terms and conditions of the Plan and against payment therefor, the Shares will be validly issued, fully paid and nonassessable.

     2. The issuance of the Rights has been duly authorized by all necessary corporate action of the Company.

     We do not purport to be expert on, and we are not expressing an opinion with respect to, laws other than the laws of the United States and the State of New York and the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.2 to the Registration Statement.

                                             Very truly yours,

                                             Brown & Wood LLP